Exhibit 99.1

[INTERPHARM LOGO]

COMPANY CONTACT:                  MEDIA CONTACT:              INVESTOR RELATIONS
Interpharm Holdings, Inc.         John Scally                        Carl Hymans
George Aronson, CFO               G.S. Schwartz & Co.        G.S. Schwartz & Co.
631-952-0214                      212-725-4500 ext. 338    212-725-4500 ext. 310
mailto:ir@interpharminc.com       jscally@schwartz.com        carlh@schwartz.com

INTERPHARM NAMES CAMERON REID CHIEF EXECUTIVE OFFICER

FORMER DR. REDDY'S PRESIDENT TO FOCUS ON STRATEGIC GROWTH INITIATIVES

COMMACK, N.Y., January 25, 2005 -- Interpharm Holdings, Inc. (AMEX: IPA), today announced the appointment of Cameron Reid as its Chief Executive Officer. In order to focus on his responsibilities as Chief Executive Officer, Mr. Reid has resigned his position as Director. Dr. Maganlal K. Sutaria, who has served as Chairman of the Board and Chief Executive Officer for fifteen years, will continue in his role as Chairman.

Interpharm has formulated and embarked upon an aggressive growth plan that includes enhanced new product development, and direct sales and distribution. As Chief Executive Officer, Mr. Reid will be responsible for the implementation of these strategic initiatives.

Dr. Maganlal K. Sutaria said, "I have worked with Cameron to develop our strategic plan and have complete confidence in his ability to fully implement our strategic objectives by leveraging his previous experience and successes in the generic pharmaceutical industry. "

Mr. Reid stated that, "I look forward to working with Interpharm's employees in the coming years to realize Dr. Sutaria's vision for the Company."
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ABOUT INTERPHARM

With 360 employees located in Hauppauge, New York, Interpharm develops, manufactures and distributes 30 generic prescription strength and over-the-counter drugs. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, may contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's filings with the SEC, including, but not limited to, the Atec Group, Inc. proxy statement filed with the SEC on May 2, 2003, our Form 10-Q filed on November 15, 2004 and our Form 10-K, filed on September 28, 2004.

All information in this release is as of January 24, 2005. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.